Exhibit 4.3.1

FIRSTBANK HOLDING COMPANY

2020 RESTRICTED NON-VOTING CLASS A COMMON STOCK UNIT PLAN

Adopted by the Board: March 20, 2019

Amended: October 18, 2023

ARTICLE I PURPOSE.

The Company intends that the Plan provide a means by which selected Employees can be given an opportunity to benefit from increases in value of the Stock through the grant of Restricted Stock Units with respect to that Stock. With the Plan, the Company seeks to retain the services of persons who are presently Employees of the Company in management positions and to secure and retain in the future the services of new Employees in management positions, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ARTICLE II DEFINITIONS.

The following definitions apply for the purposes of the Plan.

“Affiliate” means any corporation in which the Company and/or one or more other Affiliates owns fifty percent or more of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that becomes an Affiliate on a date after the Board’s adoption of the Plan shall be considered an Affiliate as of that later date.

“Anniversary Date” means with respect to an Award the date when the Award vests, which may or may not be an anniversary of the date when the Board grants that Award.

“Award” means a grant under this Plan of Restricted Stock Units as provided in Article VI.

“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award granted to that Participant.

“Board” means the Company’s Board of Directors.

“Change in Control” means any of the following events.

(i)  Change in Ownership. An Acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as the term Person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) immediately after which such Person has ownership of fifty percent or more of the combined voting power of the then outstanding Voting Securities; provided that in determining whether a Change in Control has occurred, Voting Securities acquired in a “Non-Control Acquisition” shall not constitute an acquisition which would cause a Change in Control.

“Non-Control Acquisition” means:

(a) an Acquisition by an employee benefit plan (or a trust forming a part thereof) maintained by the Company, by any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interests is owned directly or indirectly by the Company (“Subsidiary”) or by the Company or any Subsidiary; or

2020 Non-Voting Class A Common Stock Unit Plan

(b) an Acquisition of Voting Securities by a Person if, immediately prior to such acquisition, such Person was a Controlling Person.

“Acquisition” shall include any acquisition of the Company’s Voting Securities, whether by purchase, merger, consolidation or other reorganization involving the Company.

“Controlling Person” means any Person who has ownership of fifty percent or more of the combined voting power of the then outstanding Voting Securities of the Company or any Surviving Corporation (as defined in subparagraph (iii) below).

(ii)  Change in Effective Control – Board Composition. The date on which the individuals who, as of the first day of any twelve month period are members of the Board (“Incumbent Board”), cease for any reason to constitute at least a majority of the Board during such twelve month period. But if the election or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

(iii)  Change in Effective Control – Acquisition of Thirty Percent in Twelve Months. The date that pursuant to any Acquisition any one Person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such Person) ownership of at least thirty percent of the combined voting power of the outstanding Voting Securities of the Company. But there shall be no Change in Control if the individuals who were members of the Incumbent Board immediately prior to commencement of such twelve month period constitute at least a majority of the members of the board of directors of the Company or its successor surviving the Acquisition (“Surviving Corporation”) at the conclusion of such twelve month period and no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary), or any Person who, immediately prior to such twelve month period, was a Controlling Person and after such transaction continues to be a Controlling Person with respect to the Company or the Surviving Corporation.

(iv)  Change in Ownership of Substantial Assets. The sale or other disposition of assets of the Company to any Person with a Gross Fair Market value equal to forty percent or more of the Gross Fair Market Value of all assets of the Company. For this purpose Gross Fair Market Value means the value of the assets being disposed of, or the value of the assets of the Company, determined without reduction for any liabilities associated with such assets. But no Change in Control shall have occurred under this subparagraph (iv) if the transfer is a transfer: (a) to any Person who is a shareholder of the Company in exchange for shares of stock in the Company; (b) to any Subsidiary; or (c) to a Controlling Person.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (“Subject Person”) acquired ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the

2020 Non-Voting Class A Common Stock Unit Plan

proportional number of Voting Securities owned by the Subject Person. But if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such acquisition of Voting Securities by the Company, the Subject Person acquires ownership of any additional Voting Securities in connection with such transaction, then a Change in Control shall occur.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means FirstBank Holding Company, a Colorado corporation.

“Continuous Status as a Management Employee” means that the provision of services to the Company in any capacity of Employee in an officer or director management-level position is not interrupted or terminated. Continuous Status as a Management Employee shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers between locations of the Company or among the Company, any Affiliate, or any successor, or (iii) any switch in status as long as the Employee remains in the service of the Company, an Affiliate or successor in any capacity of Employee in an officer or director management-level position. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave approved by the Company. The Board, in its sole discretion, shall in all cases determine whether Continuous Status as a Management Employee shall be considered interrupted or terminated.

“Deferred Compensation Plan” means the FirstBank Holding Company Deferred Compensation Plan, originally effective June 1, 2014, as amended from time to time.

“Dividend Equivalent” means an amount equal to the cash, Company stock dividend or other distribution that would have been received with respect to a Share covered by an Award as to which a Restricted Stock Unit is vested if such Share had been issued and outstanding on the record date for such dividend or other distribution.

“Employee” means any person, including an officer, employed by the Company as determined under the rules contained in Code Section 3401. The term “Employee” does not include any director of the Company or of any Affiliate.

“Fair Market Value” means, as of any date, the value of a Share reported in the most recent quarterly valuation of the Stock that meets all the Code Section 401(a)(28)(C) requirements for the valuation by an independent appraiser of the Company’s common voting stock held by the FirstBank Holding Company Savings and Employee Stock Ownership Plan.

“Participant” means an Employee who has been selected to receive an Award or has an outstanding Award granted under the Plan.

“Period of Restriction” means with respect to a Share the period that begins on the date when the Company issues that Share for a Restricted Stock Unit with respect to which an Award is vested pursuant to Article VI, Section E and ends on the last day of the sixth calendar month beginning after that date and during which that Share is subject to the restrictions on transferability pursuant to Article VI, Section G.

“Plan” means this 2020 Amended and Restated Restricted Non-Voting Class A Common Stock Unit Plan.

2020 Non-Voting Class A Common Stock Unit Plan

“Repurchase Period” means with respect to a Share issued under an Award pursuant to Article VI, Section E the period that begins on the later of the date when, and only if, the Participant ceases to provide services to the Company as an Employee after or coincident with the termination of the Participant’s Continuous Status as a Management Employee for any reason before attaining the Service Benchmark or the date when the Company issued that Share and ends on the last day of the thirteenth calendar month beginning after such later date and during which that Share is subject to the Company’s repurchase option pursuant to Article VI, Section H.

“Restricted Stock Unit” means a Participant’s right to receive a single Share, subject to any adjustment provided in Article XII.

“Service Benchmark” means (i) that the provision of services to the Company in any capacity of Employee in an officer or director management-level position is not interrupted or terminated for a period of at least twenty years or (ii) that the provision of services to the Company in any capacity of Employee in a director management-level position is not interrupted or terminated for a period of at least 10 years if the Employee has provided services to the Company for a total of at least twenty-five years in any capacity of Employee. An Employee’s provision of services in an officer or director management-level position shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers between locations of the Company or among the Company, any Affiliate, or any successor, or (iii) any switch in status as long as the Employee remains in the service of the Company, an Affiliate or successor in any capacity of Employee in an officer or director management-level position. An Employee’s provision of services in a capacity other than an officer or director management-level position shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers between locations of the Company or among the Company, any Affiliate, or any successor, or (iii) any switch in status as long as the Employee remains in the service of the Company, an Affiliate or successor in any capacity of Employee. In all cases, an approved leave of absence shall include sick leave, military leave, or any other authorized personal leave approved by the Company. The Board, in its sole discretion, shall in all cases determine whether a Participant has attained the Service Benchmark.

“Share” means a share of Stock.

“Shareholder” means a Participant and any other holder of a Share issued pursuant to the Plan including, without limitation, the transferees, heirs, successors and assigns of a Participant or other holder of a Share and all of their successive transferees, heirs, successors and assigns.

“Share Statement” means the written information statement made pursuant to 7-106-207(2) of the Colorado Business Corporation Act for any Share issued for a Restricted Stock Unit with respect to which an Award is vested pursuant to Article VI, Section E.

“Stock” means the Company’s Non-Voting Class A Common Stock.

“Vesting Period” means with respect to an Award the period beginning with the date when the Board grants that Award and ending on the earlier of the date when a Participant’s Continuous Status as a Management Employee terminates or the seventh Anniversary Date.

ARTICLE III ADMINISTRATION.

A.  General. The Plan shall be administered by the Board.

2020 Non-Voting Class A Common Stock Unit Plan

B.  Powers. The Board shall have the following power and authority, subject to, and within the limitations of, the express provisions of the Plan.

(i)  To determine, in its sole discretion, from time to time which of the Employees eligible as or to become a Participant shall be granted an Award; when and how each Award shall be granted; the provisions of each Award Agreement (which need not be identical), including the number of Restricted Stock Units with respect to which an Award shall be granted to each Participant, the time or times when a Participant shall receive Shares pursuant to an Award, and any holding requirements or transfer restrictions for those Shares; and all other terms, conditions and restrictions applicable to each such Award or Share issued under that Award and not inconsistent with the terms this Plan.

(ii)  To approve one or more forms of Award Agreement.

(iii)  To determine to what extent, if any, an Award shall have Dividend Equivalents.

(iv)  To determine whether, to what extent and under what circumstances, and the procedures by which the payment of a Dividend Equivalent and the conversion of a Restricted Stock Unit and issue of a Share may be deferred at the election of the Participant under the terms of the Deferred Compensation Plan.

(v)  To construe and interpret, in its sole discretion, the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations and appoint such agents as it shall deem appropriate for their proper administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(vi)  To amend, modify or otherwise change in any manner the Plan or an Award as provided in Articles VIII and XI and to suspend or terminate the Plan as provided in Article X.

(vii)  Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

All decisions, determinations and interpretations of the Board shall be final, binding and conclusive on any Affiliate, Participant, Shareholder or any other person with an interest in the Plan or in an Award.

C.  Liability of Board Members. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any Award or Restricted Stock Unit.

ARTICLE IV SHARES SUBJECT TO THE PLAN.

Subject to the provisions of Article XII relating to adjustments upon changes in stock, the amount of Stock that may be issued pursuant to Awards shall not exceed in the aggregate 200,000 Shares. The Shares subject to the Plan may be unissued or reacquired Shares. To the extent any Shares subject to any Award are not issued pursuant to it because they are used to satisfy tax withholding obligations related to the Award or because the Award is forfeited or is otherwise canceled or expires or terminates, the Shares subject to that Award shall revert to and again become available for issuance under the Plan.

2020 Non-Voting Class A Common Stock Unit Plan

ARTICLE V ELIGIBILITY.

Subject to the Plan provisions, the Board may, from time to time and at any time, select from all eligible Employees, those to whom Awards shall be granted.

ARTICLE VI TERMS OF RESTRICTED STOCK AWARDS.

A.  Nature of Award. Subject to the Plan provisions, Restricted Stock Units may be granted to Participants in such number and upon such terms as determined by the Board and provided in the Award Agreement. The provisions of separate Awards need not be identical. An Award represents an unfunded promise by the Company and is not a transfer of property within the meaning of Code Section 83. No Shares are actually awarded on the grant of any Restricted Stock Unit.

B.  Award Agreement. Each Award shall be evidenced by an Award Agreement in such form and shall contain such terms and conditions determined by the Board and consistent with the Plan provisions, including whether such Award shall have Dividend Equivalents. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement.

C.  Number of Units. Each Award shall be for the number of Restricted Stock Units as determined by the Board, subject to adjustment as provided in Article XII.

D.  Vesting. The Board shall determine each Anniversary Date in the Vesting Period and the number of whole Restricted Stock Units as to which an Award vests on each Anniversary Date, all of which shall be specified in the Award Agreement for the Award. An Award shall not vest on an Anniversary Date in the Vesting Period, if a Participant’s Continuous Status as a Management Employee terminates on or before that Anniversary Date. An Award shall not become vested as to any Restricted Stock Unit after the expiration of the Vesting Period and any such unvested Restricted Stock Unit shall be forfeited on the date when that Vesting Period expires. Notwithstanding the foregoing, an Award shall vest as to all Restricted Stock Units on the effective date of a Change in Control in the Vesting Period; provided that the Participant’s Continuous Status as a Management Employee has not terminated prior to such Change in Control effective date.

E.  Conversion of Restricted Stock Units to Shares. Subject to any Share withholding procedures implemented by the Company as provided in Article XIII, Section D, a Restricted Stock Unit as to which an Award vests shall be converted to a Share issued by the Company on the date provided in the Award Agreement which shall be no later than the March 15 of the calendar year immediately after the Anniversary Date when the Award becomes vested as to that Restricted Stock Unit; provided that the Board may determine and implement procedures to allow a Participant to elect to defer, under the Deferred Compensation Plan terms, such conversion of a Restricted Stock Unit and issue of a Share. A Restricted Stock Unit as to which an Award vests shall be converted to a Share on the date provided in the Award Agreement, or the later, deferred date elected by the Participant, regardless of whether the Participant’s Continuous Status as a Management Employee terminates for any reason after the Anniversary Date when the Award vests with respect to that Restricted Stock Unit. Restricted Stock Units shall only be converted to Shares.

2020 Non-Voting Class A Common Stock Unit Plan

F.  Nontransferability of Awards and Restricted Stock Units. No Award, no Restricted Stock Unit and no Share subject to an Award with respect to which a Restricted Stock Unit is vested but has not been converted, and no Dividend Equivalent with respect to such unissued Share as to which any deferral period has not lapsed may be transferred in any manner including, without limitation, any voluntary or involuntary sale, gift, pledge, encumbrance, hypothecation, transfer by process of law or other disposition, including one in connection with a divorce or legal separation. Notwithstanding the foregoing, the Participant’s right to receive a Share or Dividend Equivalent as to which a deferral period has not lapsed shall be transferable by will or by the laws of descent and distribution. A right to receive a Share or Dividend Equivalent transferred by will or the laws of descent and distribution shall not otherwise be transferred in violation of this Section F. A transfer made in violation of this Section F shall be null and void.

G.  Share Transferability Restrictions. Unless first authorized by the Board in its sole discretion and except as provided in this Section G, in Article VI, Section H and Article XIII, Section D, a Share issued under an Award may not be transferred in any manner including, without limitation, any voluntary or involuntary sale, gift, pledge, encumbrance, hypothecation, transfer by process of law or other disposition, including one in connection with a divorce or legal separation, until the termination of its Period of Restriction. A transfer made in violation of this Section G shall be null and void and not recognized on the Company’s stock transfer records. Notwithstanding the foregoing, during its Period of Restriction and without the Board’s prior authorization, a Share issued under an Award shall be transferable to the Participant’s spouse (other than in connection with a divorce or legal separation) or by will or by the laws of descent and distribution; provided that such transferred Share shall not otherwise be transferred in any manner including, without limitation, any voluntary or involuntary sale, gift, pledge, encumbrance, hypothecation, transfer by process of law or other disposition, including one in connection with a divorce or legal separation, until the termination of that Share’s Period of Restriction, except as provided in this Section G, in Article VI, Section H and Article XIII, Section D. After the last day of its Period of Restriction, a Share issued under an Award shall become freely transferable by the Participant or other Shareholder, in the event of a permitted transfer; provided that the Share shall be subject to the Company’s Buy-Sell Agreement and the Company’s repurchase option during the Repurchase Period (both as provided in this Article VI).

H.  Company’s Repurchase Option. During the Repurchase Period, the Company shall have the right and option, but not the obligation, to purchase any or all Shares that were issued under an Award, other than Shares applied to satisfy a required withholding obligation as permitted by the Company under Article XIII, Section D. The Company’s repurchase right and option provided in this Section H shall apply (i) notwithstanding any applicable Share transferability restriction under Article VI, Section, G; (ii) to any Share transferred with the Board’s prior authorization (as provided in Article VI, Section G); (iii) to any Share transferred by will or by the laws of descent and distribution (as provided in Article VI, Section F and Section G); (iv) to any Share transferred to the Participant’s spouse (as provided in Article VI, Section G); and (v) in addition to the Buy-Sell Agreement (as provided in Article VI, Section I). The Company must give written notice to the Participant or other Shareholder (in the event of a transfer permitted in Article VI, Section F or Section G) of its exercise of the repurchase option provided in this Section H. The price for any Share that the Company purchases under this Section H shall be paid in a single, lump sum payment in cash equal to the Fair Market Value of the Share on the date when the Company gives written notice of its exercise of its repurchase option with respect to that Share.

2020 Non-Voting Class A Common Stock Unit Plan

I.  Buy-Sell Agreement. The Company shall not be required to issue any Share under an Award until the Participant or other Shareholder agrees to become a signatory to that certain Buy-Sell Agreement entered into by and among the Company and certain stockholders, dated January 20, 1981, and to any modification, amendment, or restatement thereof.

J.  Other Restrictions. The Board shall impose such other restrictions on any Share issued under an Award as it may deem advisable.

K.  Dividend Equivalents, Dividends and Other Distributions. A Participant is not entitled to receive a Dividend Equivalent with respect to an Award as to which a Restricted Stock Unit has not vested. As determined by the Board, an Award may provide that a Participant shall be entitled to receive a Dividend Equivalent with respect and in addition to the number of Shares covered by the Award as to which Restricted Stock Units have vested. A Dividend Equivalent shall be paid by the December 31 of the calendar year when the actual dividend or other distribution represented by the Dividend Equivalent is paid to stockholders; provided that the Board may determine and implement procedures to allow a Participant to defer, under the Deferred Compensation Plan terms, the payment of such Dividend Equivalent.

ARTICLE VII COVENANTS OF THE COMPANY.

During the terms of the Awards, the Company shall keep available at all times the number of Shares required to satisfy such Awards.

ARTICLE VIII  CODE SECTION 409A.

The Company intends that each Award shall be designed and administered so as to be either exempt from the application, or comply with, the requirements of Code Section 409A and the related Treasury Regulations such that the grant, vesting, conversion of any Restricted Stock Unit to a Share issued by the Company, and payment of any Dividend Equivalent or deferral of such conversion and issue of any Share or deferral and payment of any Dividend Equivalent does not subject the Participant to any tax, penalty or interest imposed by Code Section 409A. The Plan and each Award Agreement under the Plan shall be construed consistent with this intention. Notwithstanding any provision of the Plan to the contrary, in the event the Board determines that the Plan or any Award may be unintentionally subject to Code Section 409A or otherwise violates Code Section 409A, the Board may adopt such amendment to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award. The provisions of Articles X and XI with respect to Participant consent to amendments and the suspension and termination of the Plan or of an Award in certain instances shall not apply to any amendment made by the Board under this Article VIII. Neither the Company nor any Affiliate shall be liable under any circumstance to any Participant or other Shareholder with respect to any Award-related tax, penalty or interest arising under Code Section 409A or any other provision of the Code or for any related damages.

ARTICLE IX COMPLIANCE WITH LAWS.

The grant of Awards and the issuance of Shares under Awards shall be subject to compliance with all applicable requirements of federal and state law and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue any Share under any Award prior to the completion of any registration or qualification of such Share under such federal or state law or any rule or regulation of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable.

2020 Non-Voting Class A Common Stock Unit Plan

ARTICLE X TERMINATION OR SUSPENSION OF THE PLAN.

The Board may suspend or terminate the Plan at any time and in its sole discretion. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Rights and obligations under any Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the written consent of the Participant, unless such impairment is necessary to comply with any applicable law, regulation or rule all as determined in the sole discretion of the Board.

ARTICLE XI AMENDMENT OF THE PLAN AND AWARDS.

A.  General. The Board at any time, and from time to time, may amend the Plan. Any such amendment may be made without stockholder approval unless such approval is required to comply with any applicable law or accounting rule.

B.  Participant Consent to Amendments of the Plan and of Awards. Rights and obligations of the Participant under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan except with the written consent of the Participant, unless such amendment is necessary to comply with any applicable law, regulation or rule as determined in the sole discretion of the Board. The Board at any time, and from time to time, may amend any Award consistent with the terms of the Plan; provided that the rights and obligations under any Award shall not be materially impaired by any such amendment except with the written consent of the Participant, unless such amendment is necessary to comply with any applicable law, regulation or rule as determined in the sole discretion of the Board.

ARTICLE XII ADJUSTMENTS UPON CHANGES IN STOCK.

If any change is made in the Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan, and the outstanding Awards shall be appropriately adjusted in the class(es) and number of shares and price per share of Stock subject to such outstanding Awards. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction not involving the receipt of consideration by the Company.)

ARTICLE XIII MISCELLANEOUS.

A.  Rights as a Stockholder. Neither a Participant nor any other person shall have any rights of a stockholder with respect to Shares covered by an Award until he or she becomes a record holder of such Shares. Except as otherwise provided by the Board in the Award Agreement, a Participant shall be entitled to receive all dividends and other distributions paid with respect to such Shares during the Period of Restriction and Repurchase Period. Except as otherwise provided by the Board in the Award Agreement, all Company stock dividends shall be

2020 Non-Voting Class A Common Stock Unit Plan

subject to the same restrictions on transferability and the Company’s Buy-Sell Agreement and the Company’s repurchase option and any other restrictions that the Board deems advisable (as provided in Article VI, Sections F, G, H, I and J) as the Shares issued under the Award with respect to which those Company stock dividends were paid.

B.  Certificates. A Share issued when a Restricted Stock Unit is converted by the Company shall be uncertificated. An entry shall be made in the Company’s official Stock records to evidence the issuance (including the date of issuance) of the Share to the Participant or other Shareholder. As it deems appropriate to effect the terms of any Award Agreement and the Plan, the Board may require (i) that the Share Statement for any Share issued in connection with an Award refer to such terms, conditions and restrictions set forth in the Award Agreement and the Plan; (ii) that any Share Statement be held in the Company’s custody until the expiration of the Period of Restriction; (iii) the entry of stop transfer instructions by the Company’s transfer agent and registrar; and (iv) that the Participant shall have delivered a stock power, endorsed in blank, related to the Share covered by the Share Statement as a condition of the issuance of such Share Statement.

C.  No Additional Rights. Nothing in the Plan or Award granted under the Plan or in any Award Agreement or the Deferred Compensation Plan shall confer upon any Employee any right to continue in the employ of the Company or shall affect the Company’s right to terminate the employment of any Employee with or without cause.

D.  Withholding. If the Company is required to withhold any amounts by reason of federal, state or local tax laws, rules or regulations, in connection with an Award, the Company shall be entitled to deduct and withhold such amounts from any Shares to be then issued or Dividend Equivalents to be then paid to the Participant, or other Shareholder, or from any cash payments (whether related to an Award or otherwise) to be made to the Participant, or other Shareholder. In any event, such Participant, or other Shareholder, shall promptly make available to the Company, when requested by the Company, sufficient funds to meet the requirements of such withholding, and the Company or such Affiliate may take and authorize such steps as it may deem advisable in order to have such funds made available to the Company from any funds due or to become due (whether related to an Award or otherwise) to the Participant, or other Shareholder.

The Company, in its sole discretion, may implement procedures to permit a Participant, or other Shareholder, to satisfy any federal, state or local tax withholding obligation, in whole or in part, by: (a) paying cash; (b) electing to have the Company withhold Dividend Equivalents to be then paid or Shares to be then issued with a Fair Market Value equal to the amount required to be withheld; (c) delivering to the Company already-owned Shares, whether related to an Award or otherwise with a Fair Market Value equal to the amount required to be withheld; and/or (d) selling a sufficient number of Shares otherwise then deliverable under an Award through such means as the Company may determine in its sole discretion and with a Fair Market Value equal to the amount required to be withheld.

The amount of the required withholding determined by the Company shall include any amount that the Company agrees with the Participant, or other Shareholder, may be withheld with respect to the Award but shall not exceed the amount determined by using the minimum statutory withholding rate applicable to the Participant, or other Shareholder, on the date when the amount of the tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date when the taxes are required to be withheld.

2020 Non-Voting Class A Common Stock Unit Plan

E.  Fractional Shares. A Participant may only be awarded a Restricted Stock Unit for a whole Share. The Company shall not be required to issue fractional Shares pursuant to this Plan.

F.  Governing Law. The Plan and any Award Agreement and Award under the Plan shall be governed by and construed in accordance with the internal laws of the State of Colorado, without reference to principles of conflict of laws, to the extent these internal laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended from time to time.

G.  Severability. If any provision of the Plan or any Award Agreement is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Participant, Shareholder, other person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant, Shareholder, other person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

ARTICLE XIV EFFECTIVE DATE OF PLAN.

The Plan shall become effective on the date when it is approved by the Board.

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2020 Non-Voting Class A Common Stock Unit Plan